Exhibit 10.1

August 8, 2024

Michael Carlet

Re: Offer

Dear Mike:

I am pleased to extend to you this offer to become Executive Vice President, Chief Financial Officer for Resideo Technologies, Inc. ("Resideo" or "Company") based in Charlotte, North Carolina. This offer letter (“Offer Letter”) contains the terms of your offer of employment as of August 9, 2024 (the "Effective Date"). This offer is contingent upon your appointment as an officer by the Board of Directors (the “Board”) and approval by the Compensation and Human Capital Management Committee of the Board (the “CHCMC”).

Entire Agreement

As you know, on June 14, 2024, Resideo Technologies, Inc. (“Resideo”) through its affiliate and Snap One Holdings Corp. (“Snap One”) closed on a transaction pursuant to which Snap One became a wholly owned subsidiary of Resideo.

This Offer Letter represents the entire agreement between you and Resideo regarding your continued employment following the Effective Date. For the avoidance of doubt, this Offer Letter supersedes and replaces the Employment Agreement between you and Snap One (or its applicable affiliate) dated July 18, 2023, with the exception of any non-disclosure, non-competition, non-solicitation, or assignment of inventions provisions which shall remain in effect following the Effective Date.

Your continued employment under this Offer Letter will begin on the Effective Date and will continue until terminated by you or Resideo, as the case may be.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary

Your annual base salary will be $575,000, less applicable withholdings.
Base salary reviews occur annually, and any adjustments are subject to approval of the CHCMC and are generally effective at the end of the first quarter of the calendar year.

Merit Eligibility

You will next be eligible for a merit increase in 2025, subject to approval of the CHCMC.

Bonus Plan (Resideo Bonus Plan)

Following the Effective Date, you will be eligible for an annual bonus with a target bonus of 100% of your annual cash base salary earnings during each year. Your 2024 annual bonus will be pro-rated as follows: (1) for the period January 1, 2024 through August 8, 2024, your target bonus percentage will be 85% and payout for this period will be based on the Snap One bonus plan metrics and Snap One financial results; and (2) for the period from the Effective Date through December 31, 2024, your target bonus percentage will be 100% and payout for this period will be based on the Resideo Bonus Plan metrics and Resideo financial results. Incentive compensation awards are paid in the first quarter of the following year (e.g., in the first quarter of 2025 for 2024 services).

Annual Long-Term Incentive Awards

Beginning in 2025, you will be eligible for annual long-term incentive (“LTI”) awards targeted at $2,000,000, which may consist of time-based restricted stock units ("RSUs") and performance-based restricted stock units ("PSUs"), or some combination thereof. The actual size and mix of your annual LTI awards will be determined by CHCMC.   The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements. Moreover, Resideo reserves the right to modify the design or mix of the LTI award program in the future.

Sign-On Equity Award
You will receive an initial equity award with a grant date value of $400,000 on the Effective Date, 50% of which will be issued as RSUs and 50% of which will be issued as PSUs with measurements and goals as implemented for the Resideo executive team. The RSUs will vest at a rate of one third (1/3) of the shares on each of the first, second, and third anniversaries of the grant date, provided in all cases you continue to be employed by Resideo on such vesting date. The terms of such sign-on equity awards will be governed by the applicable stock plan and the relevant award agreements.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:
•Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

•Executive Physical: You will be eligible for an annual executive physical and related health concierge program under the company’s program for officers.

•Officer Severance Benefits: You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”) as in effect at the time of your separation. You will be required to execute a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving officer severance benefits. The Officer Severance Plan currently provides that in the event of a covered termination, you shall receive eighteen (18) months of base salary continuation or, in the event of a covered termination following a change in control, twenty-four (24) months of base salary plus two times your annual incentive compensation plus a pro-rata portion of your annual incentive compensation for the year in which the covered termination occurs.

•Benefits and Perquisites. You will be entitled to participate in executive-level benefit and perquisite plans.

Except as noted above, through 2024, you will remain on your Snap-One benefit programs.

Non-Compete and Intellectual Property Agreements

Your offer of employment with Resideo as described herein is contingent upon your signing and returning a copy of Resideo’s "Noncompete Agreement for Senior Executives" (the "Noncompete Agreement") and the "Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information" (the "IP Agreement"). The Noncompete Agreement is attached as Exhibit A and the IP Agreement is attached as Exhibit B.

Income Taxes

You are liable for any federal and state income taxes applicable to this Offer Letter, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.

It is intended that any payments or benefits provided to you pursuant to this Offer Letter will be interpreted and construed in favor of complying with any applicable requirements of the Internal Revenue Code, Section 409A, including as necessary to avoid the imposition of additional tax and interest under Section 409A. Subject to applicable laws, any compensation or benefit payable under this Offer Letter that is payable upon your termination of employment will be payable only upon your “separation from service” with Resideo within the meaning of Section 409A.

Your right to receive any payments under this Offer Letter will be treated as a right to receive a series of separate payments and, accordingly, each such payment will at all times be considered a separate and distinct payment, and a separately identified, determinable or designated amount, for purposes of Section 409A.

If, at any time you become entitled to payments, you are a “specified employee” (as defined under and determined in accordance with Section 409A), then no payment considered deferred compensation under Section 409A that is payable as a result of your separation from service (as defined under and determined in accordance with Section 409A), will be paid to you until the business day that is at least six (6) months following your separation from service (except in the event of your death during such six-month period) if and to the extent such delay is required under Section 409A. Any such payment that would otherwise have been paid to you during this six-month period will instead be aggregated and paid to you in a lump sum, such payment to be made on the business day that is at least six (6) months after your separation from service. Any payments after such date will not be affected by this provision.

Acceptance of Offer

Please indicate your acceptance of this offer by electronically signing this Agreement, the Noncompete Agreement, and the IP Agreement via DocuSign. Our employees are at the core of everything we do. We have a diversified global workforce of over 15,000 talented professionals. Each of them is dedicated and committed to delivering for our customers, continuing to innovate and pushing this industry forward. Your experience and background will be assets to our Company, and we look forward to your continued success as part of the Resideo team. If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Jay Geldmacher
President and Chief Executive Officer

All businesses experience changing conditions. Accordingly, Resideo reserves the right to change work assignments, reporting relationships and staffing levels to meet business needs. Your employment with Resideo will be on an "at will" basis, which means there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.

Read and Accepted:

/s/ Michael Carlet____________________________     August 8, 2024
Michael Carlet                                Date

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